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Exhibit 10.37

HUNTSMAN CORPORATION
STOCK INCENTIVE PLAN

Restricted Stock Agreement

Grantee:
Date of Grant:
RS Grant Number:
Number of Restricted Shares Granted:

        1.     Notice of Grant. You are hereby granted pursuant to the Huntsman Corporation Stock Incentive Plan (the "Plan") the above number of restricted shares of Common Stock ("Restricted Stock") of Huntsman Corporation (the "Company"), subject to the terms and conditions of the Plan and this Agreement.

        2.     Vesting of Restricted Stock. For so long as that certain Agreement and Plan of Merger, dated July 12, 2007, among Hexion Specialty Chemicals, Inc., Nimbus Merger Sub Inc. and Huntsman Corporation (as amended from time to time, the "Merger Agreement") has not been terminated, then the following provisions shall apply:

          (i)    Immediately prior to the Effective Time (as defined in the Merger Agreement), the restrictions on one-half of the shares of Restricted Stock granted hereby shall immediately lapse and, at the Effective Time, such vested shares of Company Common Stock shall be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) at the Effective Time in accordance with the terms of the Merger Agreement; and

          (ii)   At the Effective Time, the remaining half of the shares underlying the Restricted Stock granted hereby, shall be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) upon the date six months following the Closing Date (as defined in the Merger Agreement); provided, however, that if the holder is involuntarily terminated (unless such involuntary termination is for "Reasonable Cause", as such term is defined in the Huntsman Executive Severance Plan effective as of January 1, 2005) or is voluntarily terminated prior to such date and such termination was a result of a significant detrimental reduction or change to job responsibilities or current base compensation or material change of work location, the restrictions on the shares underlying the Restricted Stock granted hereby shall lapse immediately upon termination.

        In the event that the Merger Agreement is terminated without the consummation of the merger having occurred, then, subject to the further provisions of this Agreement, the shares of Restricted Stock shall instead become vested in accordance with the following schedule:

Anniversary of Date of Grant	Cumulative Vested Percentage
1st	33 1/3%
2nd	66 2/3%
3rd	100%

        Distributions on a share of Restricted Stock shall be held by the Company without interest until the Restricted Stock with respect to which the distribution was made becomes vested or is forfeited. Notwithstanding the above schedule, all shares of Restricted Stock that are not vested on or, in the case of (ii) above, in connection with, your termination of employment (including without limitation termination on account of death, disability, or retirement), shall be automatically cancelled and forfeited without consideration upon your termination.

        For purposes of this Agreement, "employment" shall include being an employee or a director of, or a consultant to, the Company or an Affiliate.

        3.     Certificates. A certificate evidencing the shares of Restricted Stock shall be issued by the Company in your name, pursuant to which you shall have all of the rights of a shareholder of the Company with respect to the shares of Restricted Stock, including, without limitation, voting rights. The certificate shall contain an appropriate endorsement reflecting the forfeiture restrictions. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Stock occurs or the vesting of the shares pursuant to the terms of the Plan and this Agreement. You shall, if required by the Committee, deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock. Upon vesting, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which you are a party) in your name in exchange for the certificate evidencing the shares of Restricted Stock that have vested.

        4.     Nontransferability of Restricted Stock. You may not sell, transfer, pledge, exchange, hypothecate or dispose of shares of Restricted Stock in any manner. A breach of these terms of this Agreement shall cause a forfeiture of the shares of Restricted Stock.

        5.     Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified materially adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Delaware.

        6.     Withholding of Tax. To the extent that the receipt of the shares of Restricted Stock or vesting results in income to you for federal, state or other tax purposes, the Company shall withhold and cancel from the number of shares of Restricted Stock awarded you such number of shares of Restricted Stock necessary to satisfy the tax required to be withheld by the Company.

        7.     Amendment. Except as provided below, this Agreement may not be modified in any respect by any oral statement, representation or agreement by any employee, officer, or representative of the Company or by any written agreement which materially adversely affects your rights hereunder unless signed by you and by an officer of the Company who is expressly authorized by the Company to execute such document. This Agreement may, however, be amended as permitted by the terms of the Plan, as in effect on the date of this Agreement. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Internal Revenue Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

        8.     General. You agree that the shares of Restricted Stock are granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict, the terms of the

Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Agreement.

HUNTSMAN CORPORATION
Wade Rogers Vice President, Global Human Resources
GRANTEE
Signature

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